UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(Amendment No.     )

Filed by the Registrant  ☐                             Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

CONVERTED ORGANICS INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Converted Organics Inc.

7A Commercial Wharf West

Boston, MA 02110

617 624 0111

Dear Shareholder:

A Special Meeting of Shareholders of Converted Organics Inc. (the “Company”) will be held at the Company’s offices at 7A Commercial Wharf West Boston, MA 02110, on February 17, 2012 at 9:30 a.m. local time.

The attached material includes the Notice of Special Meeting and the Proxy Statement, which describes the business to be transacted at the meeting. We ask that you give them your careful attention.

We hope that you are planning to attend the Special Meeting personally, and we look forward to seeing you. It is important that your shares be represented at the meeting whether or not you are able to attend in person. Accordingly, the return of the enclosed proxy as soon as possible will be greatly appreciated and will ensure that your shares are represented at the Special Meeting. If you do attend the Special Meeting, you may, of course, withdraw your proxy if you wish to vote in person.

The Board of Directors recommends that you approve the proposals set forth in this proxy.

On behalf of the Board of Directors, I would like to thank you for your continued support and confidence.

Sincerely,

/s/ Edward J. Gildea

Edward J. Gildea

President, Chief Executive Officer and Chairman of

the Board

Important Notice Regarding the Availability of Proxy Materials

for the Special Shareholder Meeting to be Held on February 17, 2012:

The Proxy Statement is available at

http://ir.convertedorganics.com/annuals.cfm

Converted Organics Inc.

Notice of Special Meeting of Shareholders

NOTICE IS HEREBY GIVEN that the Special Meeting of Shareholders of Converted Organics Inc. (the “Company”) will be held as follows:

Date:	February 17, 2012
Time:	9:30 a.m.
Place:	7A Commercial Wharf West
Boston, MA 02110

The purpose of the meeting is to vote on the following matter:

1. To approve an amendment to the Company’s Certificate of Incorporation, which would authorize the Company’s board of directors to implement a reverse stock split of the Company’s issued and outstanding stock at a ratio of 1:500 (“Reverse Split”).

2. To authorize the board of directors pursuant to Section 242(c) of the Delaware General Corporation Law to abandon the Reverse Split.

Further information about the meeting is contained in the accompanying Proxy Statement. All stockholders of record on January 12, 2012 may vote at this meeting.

By Order of the Board of Directors

/s/ Edward J. Gildea

Edward J. Gildea

President, Chief Executive Officer and Chairman of

the Board

Boston, Massachusetts

January 19, 2012

Your vote is important.

If you do not plan to attend the meeting, please sign, date and promptly return the enclosed proxy. A postage-paid reply envelope is enclosed for your convenience. A stockholder who submits a proxy may revoke it at any time before the vote is taken at the meeting, or by voting in person at the meeting.

Converted Organics Inc.

7A Commercial Wharf West

Boston, MA 02110

PROXY STATEMENT

Special Meeting of Shareholders

January 19, 2012

Introduction

This proxy statement contains information about a Special Meeting of Shareholders (the “Special Meeting”) of Converted Organics Inc. (the “Company”) to be held at the Company’s offices at 7A Commercial Wharf West Boston, MA 02110, on February 17, 2012, at 9:30 a.m. local time, and at any postponements or adjournments thereof. The Company’s Board of Directors is using this proxy statement to solicit proxies for use at the Special Meeting. This proxy statement and the enclosed proxy card are being mailed on or about January 19, 2012 to stockholders entitled to vote at the Special Meeting.

Purpose of the Special Meeting

The purpose of the meeting is to vote on the following matter:

1. To approve an amendment to the Company’s Certificate of Incorporation, which would authorize the Company’s board of directors to implement a reverse stock split of the Company’s issued and outstanding stock at a ratio of 1:500 (“Reverse Split”) (the “Reverse Stock Split Proposal”).

2. To authorize the board of directors pursuant to Section 242(c) of the Delaware General Corporation Law to abandon the Reverse Split (the “Abandonment Proposal”).

No other business may be brought before the meeting other than the item noted above.

Who Can Vote

Shareholders of record as of the close of business on January 12, 2012 (the “Record Date”) are entitled to receive notice of, to attend, and to vote at the Special Meeting. As of January 12, 2012, there were 199,261,383 shares of Company common stock issued and outstanding. Holders of Company common stock are entitled to one vote per share. Cumulative voting is not permitted. The enclosed proxy card shows the number of shares that you are entitled to vote.

How to Vote

You may give instructions on how your shares are to be voted by marking, signing, dating and returning the enclosed proxy card in the accompanying postage-paid envelope.

A proxy, when executed and not revoked, will be voted in accordance with its instructions. If no choice is indicated on the proxy, the shares will be voted:

•	FOR approval of the amendment authorizing the Company’s board of directors to effect the Reverse Stock Split Proposal.

•	FOR approval authorizing the board of directors pursuant to Section 242(c) of the Delaware General Corporation Law to abandon the Reverse Split.

Revoking a Proxy

A stockholder may revoke any proxy given pursuant to this solicitation by attending the Special Meeting and voting in person, or by delivering to the Company’s Corporate Secretary at the Company’s principal executive offices referred to above, prior to the Special Meeting, a written notice of revocation or a duly executed proxy bearing a date later than that of the previously submitted proxy. Please note that a stockholder’s mere attendance at the Special Meeting will not automatically revoke that stockholder’s previously submitted proxy.

Quorum and Voting Requirements

A quorum of stockholders is necessary to hold a valid meeting. A quorum will exist if stockholders holding one-third (1 / 3) of the outstanding shares of common stock entitled to vote are present at the meeting in person or by proxy. Shares of common stock that are voted “FOR,” “AGAINST” or “ABSTAIN” are treated as being present at the meeting for purposes of establishing a quorum. If a quorum is not present, the meeting may be postponed until a quorum is obtained.

With regard to the Reverse Split Proposal to amend our Certificate of Incorporation, the affirmative vote by holders of a majority of shares issued and outstanding is required to approve the proposal. With regard to the Abandonment Proposal, the affirmative vote by holders of a majority of the shares of our common stock represented at the Special Meeting is required to approve the proposal, provided a quorum is present in person or by proxy.

Broker non-votes (i.e., votes from shares of common stock held as of the Record Date by brokers or other custodians as to which the beneficial owners have given no voting instructions) will be counted for purposes of determining the presence or absence of a quorum for the transaction of business, but will not be counted for purposes of determining the number of votes cast with respect to certain of the proposals, as described below, on which the broker has expressly not voted.

Votes shall be counted by one or more persons who shall serve as the inspectors of election. The inspectors of election will canvas the shareholders present in person at the meeting, count their votes and count the votes represented by proxies presented. Abstentions and broker non-votes are counted for purposes of determining the number of shares represented at the meeting, but are deemed not to have voted on the proposal. Broker non-votes occur when a broker nominee (who has voted on one or more matters at the meeting) does not vote on one or more other matters at the meeting because it has not received instructions to so vote from the beneficial owner and does not have discretionary authority to so vote. Broker non-votes will have the effect of an “AGAINST” vote on the Reverse Stock Split Proposal, and will have no effect on the Abandonment Proposal. Abstentions will have the effect of an “AGAINST” vote on the Reverse Stock Split Proposal, and will have no effect on the Abandonment Proposal.

For purposes of determining the votes cast with respect to any matter presented for consideration at the meeting, only those votes cast “FOR” or “AGAINST” are included. However, if a proxy is signed but no specification is given, the shares will be voted “FOR” the Reverse Stock Split Proposal and the Abandonment Proposal.

Dissenter’s Rights of Appraisal

No action will be taken in connection with the proposals described in this Proxy Statement for which Delaware law, our Certificate of Incorporation or Bylaws provide a right of a shareholder to dissent and obtain appraisal of or payment for such shareholder’s shares.

Proxy Solicitation Costs and Methods

We will pay all costs of soliciting proxies. In addition to mailing proxy solicitation material, our management, employees and agents also may solicit proxies in person, by telephone, or by other electronic means of communication.

Security Ownership of Certain Beneficial Owners and Management

Set forth below is information regarding the beneficial ownership of our common stock, as of January 12, 2012 by (i) each person whom we know owned, beneficially, more than 5% of the outstanding shares of our common stock, (ii) each of our directors, (iii) each of our named executive officers, and (iv) all of the current directors and executive officers as a group. We believe that, except as otherwise noted below, each named beneficial owner has sole voting and investment power with respect to the shares listed. Unless otherwise indicated herein, beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting or investment power with respect to shares beneficially owned. Shares of common stock to be received upon conversion of preferred stock, or subject to options or warrants currently exercisable or exercisable on or within 60 days of the date of this proxy statement, are deemed outstanding for computing the percentage ownership of the person holding such options or warrants, but are not deemed outstanding for computing the percentage ownership of any other person.

Officers and Directors

Owner(1)	No. of Shares Beneficially Owned		Percent of Class(2)
Edward J. Gildea	340,982	(3)	*
David R. Allen	71,042	(4)	*
Edward A. Stoltenberg	57,821	(5)(6)	*
All directors and officers as a group (three persons)	469,845		*

*	Less than 1%
(1)	The address of all persons named in this table: c/o Converted Organics Inc., 7A Commercial Wharf West, Boston, MA 02110.
(2)	Assumes 199,261,383 shares as of January 12, 2012.
(3)	Includes 140 Class B Warrants and options to purchase 126,018 shares.
(4)	Includes options to purchase 53,633 shares.
(5)	Includes options to purchase 37,867 shares.
(6)	Includes 297 shares beneficially owned and held in trust.

PROPOSAL NO. 1

AMEND THE COMPANY’S CERTIFICATE OF INCORPORATION TO AUTHORIZE

THE BOARD OF DIRECTORS TO EFFECT A REVERSE STOCK SPLIT AT A RATIO OF 1:500

General

The Company’s Board of Directors has adopted a resolution approving and recommending for approval to the Company’s shareholders an amendment to the Company’s Certificate of Incorporation, as amended, authorizing a reverse stock split of the Company’s common stock, at a ratio of 1:500. The Company’s authorized but unissued stock would not be reduced in accordance with this ratio. The authority to effect the reverse split would be granted to the Board for a period of twelve months from the date of the Special Meeting. Should the Board of Directors decide to implement the reverse stock split, it would become effective upon the filing of an amendment to the Company’s Certificate of Incorporation, as amended, with the Secretary of State of the State of Delaware.

With the exception of adjustments that may result from the treatment of fractional shares (as described below), each stockholder will retain the same percentage of common stock outstanding immediately following the reverse stock split as that stockholder held immediately prior to the reverse stock split.

The form of the Certificate of Amendment to be filed with the Secretary of State of the State of Delaware to accomplish the reverse stock split is represented in Annex A.

Background and Reasons for the Proposed Reverse Stock Split

Our common stock is currently quoted on the OTC Bulletin Board under the symbol “COIN”. On January 12, 2012, the last sales price of our common stock was $0.0062. On such date, we had 199,261,383 shares of common stock outstanding and 52,301,597 shares of common stock reserved for issuances pursuant to outstanding options and warrants. We are authorized to issue 500,000,000 shares of common stock.

April 2011, November 2011 and January 2012 Convertible Note

On January 12, 2012, we entered into an agreement with an institutional investor pursuant to which we agreed to exchange an outstanding senior secured convertible note issued to it on November 2, 2011 (which had previously been exchanged for a convertible note issued in April 2011) in the aggregate original principal amount of $3,474,797.60, which had $2,456,596 of principal outstanding on January 12, 2012, immediately prior to the exchange, for (i) a senior secured convertible note in the aggregate original principal amount of $2,456,596 (the “$2.5 Million Note”), (ii) 9,564,546 shares of our common stock and (iii) a number of shares of common stock (which number of shares shall be determined on February 13, 2012) equal to the positive difference (if any) between (1) the quotient of (x) $17,072.71 divided by (y) the conversion price of the $2.5 Million Note in effect on February 13, 2012, minus (2) the number of shares issued to the note holder. If the conversion price of the $2.5 Million Note in effect on February 13, 2012, is greater than $0.001785, we will receive a share-for-share credit against future conversions of the $2.5 Million Note.

The terms of the $2.5 Million Note, which is due on May 2, 2012, provide that the holder may convert the $2.5 Million Note into shares of our common stock at the lowest of (i) the price which is equal to the product of (1) 85% multiplied by (2) the quotient of (A) the sum of each of the three lowest closing sale prices of the common stock during the 20 consecutive trading day period immediately preceding the applicable conversion date divided by (B) three; and (ii) the price which is equal to the product of (I) 85% multiplied by (II) the closing sale price of the common stock on the trading day immediately preceding the applicable conversion date.

Our common stock has been trading at historically low prices, and has been trading at or below $0.01 since November 28, 2011. As such, the number of shares of common stock that the $2.5 Million Note may be converted into has dramatically increased, and, based on the recent price of our common stock, we do not have a sufficient number of authorized shares to accommodate the full conversion of the $2.5 Million Note. Our failure to have sufficient shares of common stock available to allow the full conversion of the $2.5 Million Note will lead to our being in default on the $2.5 Million Note, and would require us to repay the $2.5 Million Note in cash. We do not have the cash to make such repayment and we do not believe that any external financing is available to us at this time. The $2.5 Million Note is guaranteed by each of our subsidiaries and is secured by our assets.

Based on the principal amount of the $2.5 Million Note outstanding on December 20, 2011 of approximately $2.5 million the number of shares that the $2.5 Million Note may be converted into at various assumed conversion prices is as follows:

Conversion Price	Number of shares of common stock underlying the $2.5 Million Note
$0.02	125,000,000
$0.01	250,000,000
$0.005	500,000,000
$0.001	2,500,000,000

By completing a reverse stock split, the number of shares we have outstanding would be reduced, which would make additional shares available to us to permit the conversion of the $2.5 Million Note. However, even if we complete a reverse stock split, if the price of our common stock again falls to current levels, we would still not have sufficient shares to permit the full conversion of the $2.5 Million Note. As such, we would be required to either repay the $2.5 Million Note in cash, which we do not have, or request approval from our shareholders to complete one or more additional reverse stock splits.

January 2012 Transaction

On January 3, 2012, we entered into an agreement with the same institutional investor that acquired the $2.5 Million Note pursuant to which we agreed to sell to the investor twelve senior secured convertible notes (the “January Notes”). The initial January Note was issued on January 6, 2012 in an original principal amount of $247,500, for a purchase price of $225,000. The remaining eleven January Notes will each have an original principal amount of $237,600, and will each be issued for a purchase price of $216,000. Each January Note matures eight months after issuance.

The January Notes are convertible into shares of our common stock at a conversion price equal to the lowest of (1) the three lowest closing sale prices of our common stock during the twenty trading day period preceding the issuance of the particular January Note (with respect to each January Note, such term is referred to as the “Fixed Conversion Price”), (2) the price which is 85% of the three lowest closing sale prices of the our common stock during the twenty trading day period preceding the applicable conversion date, and (3) the price which is 85% of the closing sale price of our common stock on the trading day preceding the applicable conversion date; provided that if we make certain dilutive issuances (with limited exceptions), the Fixed Conversion Price of the January Notes will be lowered to the per share price for the dilutive issuances.

We also agreed to issue to the investor up to twelve warrants to acquire shares of common stock, each such issuance to occur along with each purchase of a January Note. Each warrant provides that the holder is initially entitled to purchase the number of shares of common stock equal to 50% of the number of shares of common stock issuable upon conversion in full of the applicable January Note (based on initial Fixed Conversion Price) at an initial exercise price equal to the Fixed Conversion Price of the applicable January Note that is issued along with such warrant.

With respect to the initial January Note issued on January 6, 2012, the Fixed Conversion Price was $0.003, which means the minimum number of shares of common stock underlying the initial January Note is 82,500,000 shares and the number of shares of common stock underlying the warrant issued in connection with the initial January Note was 41,250,000 shares. We cannot predict the Fixed Conversion Price for the remaining eleven January Notes and corresponding warrants at this time. As such, the total number of shares underlying all twelve January Notes and warrants is unknown.

In the agreement pursuant to which we issued the January Notes, we agreed to hold the Special Meeting to vote on the 1:500 reverse stock split of our common stock. If we fail to receive approval of the Reverse Stock Split Proposal, we will not be able to issue any additional January Notes other than the initial January Note. Even if complete the reverse stock split, to the extent that the price of our common stock decreases such that we no longer have sufficient shares of common stock available to us to permit the conversion of the January Notes and exercise of the warrants issued along with the January Notes, as well as the $2.5 Million Note discussed above, then we are required to hold additional shareholder meetings to approve additional reverse stock splits or to increase our authorized number of shares of common stock. If our current stock price does not significantly increase, we will be required to approve additional reverse stock splits in the future to permit the conversion of our convertible notes.

We agreed to amend the security agreement and guaranty agreements we entered into in connection with the $2.5 Million Note such that the January Notes are also secured by a first priority perfected security interest in all of the assets of the Company and its subsidiaries and each subsidiary is a guarantor thereof.

Potential Effects of Proposed Reverse Split

While we believe that the reverse split would initially help increase the market price of our common stock, the effect of a reverse split on the market price of our common stock cannot be predicted with any certainty, and the historical results of similar reverse splits for companies in similar circumstances is varied. We completed a reverse split in November 2011 at a ratio of 1:10 shares. The initial effect of the split caused our stock price to increase from $0.01 per share to $0.10 per share; however, within ten days of the split our stock price fell to its pre-split levels. Due to potential sales of a significant number of shares of our common stock by the holder of the $2.5 Million Note, we believe it is likely that our stock price will again fall after the completion of the proposed reverse stock split. In addition, the possibility of a future reverse stock split will likely cause the price of our common stock to fall.

Additionally, the reverse stock split will likely result in some stockholders owning “odd-lots” of less than 100 shares of our common stock. Brokerage commissions and other costs of transactions in odd-lots are generally higher than the costs of transactions in “round-lots” of even multiples of 100 shares.

General

After the effective date of the reverse split, each holder of our common stock will own a reduced number of shares of our common stock. However, the reverse split will affect all holders of our common stock uniformly and will not affect any shareholder’s percentage ownership interests in the Company or proportionate voting power, except to the extent that the reverse split results in any of our shareholders owning a fractional share. In lieu of issuing fractional shares, each holder of our common stock who would otherwise have been entitled to a fraction of a share upon surrender of such holder’s certificates will have the number of shares he receives rounded up to the nearest whole share.

Effect on Authorized and Outstanding Shares

We currently are authorized to issue a maximum of 500,000,000 shares of our common stock. As of the Record Date, there were 199,261,383 shares issued and outstanding. In addition, we have approximately 52,301,597 shares reserved for issuance upon exercise of outstanding options and warrants and in connection with existing share-based compensation and benefit plans and financing arrangements. Although the number of authorized shares of common stock will not change as a result of the reverse split, the number of issued and outstanding shares of our common stock will be reduced to a number that will be approximately equal to the number of shares of common stock issued and outstanding immediately prior to the effective date divided by the reverse split ratio. The number will not be exact due to the treatment of any fractional shares, as described below.

The proposal will not change the terms of our common stock. The shares of new common stock will have the same voting rights and rights to dividends and distributions and will be identical in all other respects to the common stock now outstanding. We do not anticipate that the reverse split will result in any material reduction in the number of holders of common stock. Each shareholder’s percentage ownership of the new common stock will not be altered except for the effect of eliminating fractional shares as described below. The common stock issued pursuant to the reverse split will remain fully paid and non-assessable. The reverse split is not intended as, and will not have the effect of, a “going private transaction” in accordance with Rule 13e-3 under the Securities Exchange Act of 1934, as amended. We will continue to be subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended.

Following the effective date, it is not anticipated that our financial condition, the percentage ownership of management, the number of shareholders, or any aspect of our business would materially change as a result of the reverse split.

Accounting Matters

The reverse split will not affect the par value of our common stock. As a result, on the effective date of the reverse split, the stated capital on our balance sheet attributable to the common stock will be reduced in proportion to the fraction by which the number of shares of common stock are reduced, and the additional paid-in capital account shall be credited with the amount by which the stated capital is reduced. The per share net income or loss and net book value of our common stock will be retroactively increased for each period because there will be fewer shares of our common stock outstanding.

Potential Anti-Takeover Effect

While the Board of Directors believes it advisable to authorize and approve the reverse split for the reasons set forth above, the Board is aware that the increase in the number of authorized but unissued shares of common stock may have a potential anti-takeover effect. Our ability to issue additional shares could be used to thwart persons, or otherwise dilute the stock ownership of shareholders seeking to control the Company. The reverse stock split is not being recommended by the Board as part of an anti-takeover strategy.

Increase of Shares of Common Stock Available for Future Issuance

Because our authorized common stock will not be reduced, the overall effect will be an increase in our authorized but unissued shares of common stock as a result of the reverse split. These shares may be issued by our Board of Directors in its discretion. Any future issuances will have the effect of diluting the percentage of stock ownership and voting rights of the present holders of common stock. As stated above, it is likely that the holder of the $2.5 Million Note will continue to convert the $2.5 Million Note into shares of our common stock, which will result in a significant number of shares being issued and will result in significant dilution to our shareholders.

Summary Table

For illustration purposes only, the following table shows the effects of a reverse stock split ratio of 1:500, without giving effect to any adjustments for fractional shares, on our authorized and issued shares of common stock, shares of common stock reserved for issuance and authorized but unissued and unreserved shares of common stock. The information presented below is as of the Record Date and assumes no changes between such date and the effective date of any split.

Reverse split ratio	Shares of common stock authorized and issued	Shares of common stock reserved for issuance(1)	Shares of common stock authorized and unissued	Total number of authorized shares
No split	199,261,383	52,301,597	248,437,020	500,000,000
1-for-500	398,523	104,603	499,496,874	500,000,000

(1)	Shares underlying options and warrant.

Effective Time

The proposed reverse stock split would become effective as of 11:59 p.m., Eastern time (the “Effective Time”) on the date of filing of the Certificate of Amendment with the office of the Secretary of State of the State of Delaware. Except as explained below with respect to fractional shares, on the Effective Time, shares of our common stock issued and outstanding immediately prior thereto will be combined, automatically and without any action on the part of our stockholders, into one share of our common stock in accordance with the reverse stock split ratio of 1:500.

After the Effective Time, our common stock will have a new CUSIP number, which is a number used to identify our equity securities, and stock certificates with the older CUSIP numbers will need to be exchanged for stock certificates with the new CUSIP numbers.

Board Discretion to Implement the Reverse Stock Split Amendment

As set forth in Proposal 2, if stockholder approval is obtained for this proposal, the Board expects to implement the reverse stock split promptly. However, the Board reserves the authority to decide, in its discretion, to delay or abandon the reverse stock split after such vote and before the effectiveness of the reverse stock split if it determines that the reverse stock split is no longer in the best interests of the Company and its stockholders. The Board will, however, implement the reverse stock split, if at all, within one year of the date of the Special Meeting.

Fractional Shares

No fractional shares of common stock will be issued in connection with the reverse stock split. Fractional shares will be rounded up to the nearest whole share.

The Board recommends that stockholders vote FOR the proposal to approve an amendment to the Company’s Certificate of Incorporation, which would authorize a reverse stock split of the Company’s issued and outstanding stock at a ratio of 1:500 to be determined by the Board of Directors at any time within one year of such approval in the discretion of the Board of Directors.

PROPOSAL NO. 2

TO AUTHORIZE THE BOARD OF DIRECTORS TO ABANDON THE REVERSE SPLIT

Pursuant to Section 242(c) of the Delaware General Corporation Law the shareholders may authorize the board of directors to abandon the filing of the amendments to the Certificate of Incorporation approved under Proposal 1 attached as Annex A to this Proxy Statement, and thereby abandon and not implement the Reverse Split.

As set forth above, based on the future market price of our common stock and other business considerations, and in order to further the best interests of our stockholders and minimum further dilution of their equity our board of directors requests the flexibility to implement the Reveres Stock Split between now and the one year anniversary of the Special Meeting. Although it is highly probably that the board will implement the Reverse Split shortly after the Special Meeting (and will file an appropriate Form 8-K with the Securities and Exchange Commission announcing such action), it is possible that the board may deem it in the best interests of the stockholders not to implement the Reverse Split.

The Board recommends that stockholders vote FOR the proposal to authorize the Board of Directors to abandon the Reverse Split in its discretion.

OTHER MATTERS TO COME BEFORE THE MEETING

If any business not described herein should properly come before the meeting, your proxy will vote the shares represented in accordance with his or her best judgment. At this time the proxy statement went to press, the company knew of no other matters which might be presented for shareholder action at the meeting.

* * * * *

SHAREHOLDER PROPOSALS

Should a shareholder desire to include in next year’s proxy statement a proposal other than those made by the Board, such proposal must be sent to the Corporate Secretary of the Company at 7A Commercial Wharf West, Boston, MA 02110. Shareholder proposals must be received at our principal executive offices no later than 120 days prior to the first anniversary of the date of the proxy statement mailed in connection with our annual meeting. All shareholder proposals received after this date will be considered untimely and will not be included in the proxy statement for the 2012 annual meeting. The deadline for submission of shareholder proposals that are not intended to be included in our proxy statement is 45 days prior to the first anniversary of the date of the proxy statement mailed in connection with our annual meeting.

The above Notice and Proxy Statement are sent by order of the Board of Directors.

Annex A

CONVERTED ORGANICS INC.

Under Section 242 of the Delaware General Corporation Law

Converted Organics Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”) hereby certifies as follows:

1. The Certificate of Incorporation of the Corporation is hereby amended by changing the article there of numbered fourth so that, as amended, said Article 4 shall be and read as follows:

“The total number of shares of all classes of stock that the Corporation shall have authority to issue is five hundred million (500,000,000) shares of common stock, having a par value of $0.0001 per share, and ten million (10,000,000) shares of preferred stock, having a par value of $0.0001 per share. Authority is hereby expressly granted to the board of directors to fix by resolution or resolutions any of the designations and the powers, preferences and rights, and the qualifications, limitations or restrictions that are permitted by the General Corporation Law of Delaware in respect of any class or classes of preferred stock or any series of any class of preferred stock of the Corporation.

Upon this Certificate of Amendment becoming effective pursuant to the General Corporation Law of the State of Delaware (the “Effective Date”), each share of issued and outstanding common stock, par value $0.0001 per share (the “Old Common Stock”), shall be reclassified as one-five hundredth (1/500th) of a share of common stock (the “New Common Stock”), with a par value of $0.0001 per share. Each outstanding stock certificate that represented one or more shares of Old Common Stock shall thereafter, automatically and without the necessity of surrendering the same for exchange, represent the number of whole shares of New Common Stock determined by multiplying the number of shares of Old Common Stock represented by such certificate immediately prior to the Effective Date by one-five hundredth (1/500th), and shares of Old Common Stock held in uncertificated form shall be treated in the same manner. Stockholders who would otherwise be entitled to receive fractional share interests of Common Stock shall instead have those fractional shares be rounded up to the nearest whole share.”

2. The foregoing amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation law of the State of Delaware by the vote of a majority of each class of outstanding stock of the Corporation entitled to vote thereon.

IN WITNESS WHEREOF, I have signed this Certificate this             day of                     , 2012.

EDWARD J. GILDEA
President and CEO

A-1

CONVERTED ORGANICS INC.

PROXY

SPECIAL MEETING OF SHAREHOLDERS — FEBRUARY 17, 2012

Proposals — The Board of Directors recommends a vote FOR Proposal 1 and Proposal 2.

1. To approve an amendment to the Company’s Certificate of Incorporation, which would authorize the Company’s board of directors to implement a reverse stock split of the Company’s issued and outstanding stock at a ratio of 1:500 (“Reverse Split”);

For ☐	Against	☐	Abstain	☐

2. To authorize the board of directors pursuant to Section 242(c) of the Delaware General Corporation Law to abandon the Reverse Split.

For ☐	Against	☐	Abstain	☐

[Sign, date and return the Proxy Card promptly using the enclosed envelope.]

The undersigned stockholder of Converted Organics hereby appoints Edward J. Gildea as proxy with the power of substitution, and he is hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Special Meeting of Stockholders of Converted Organics to be held at the Company’s offices at 7A Commercial Wharf West Boston, MA 02110 on February 17, 2012 at 9:30 am EST, or at any postponement or adjournment thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations, which will be “FOR” Proposal 1 and 2.

Dated:                     , 2012

SIGNATURE(S) should be exactly as the name or names appear on this Proxy. If stock is held jointly, each holder should sign. If signing is by attorney, executor, administrator, trustee or guardian, please give full title.

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